Exhibit 10.5

July 18, 2005

Gary Lynch

[address redacted]

Dear Gary:

I am pleased to extend to you an offer of employment as Chief Legal Officer and a Managing Director of Morgan Stanley. We anticipate that you will begin employment with Morgan Stanley in our principal executive offices in Manhattan on October 18, 2005. You will report to the Chief Executive Officer of Morgan Stanley and will be a member of the Firm’s Management Committee or any successor committee thereto (the “Management Committee”).

For fiscal 2005, beginning December 1, 2004, your Total Reward will consist of an annual base salary of $300,000, pro-rated from your start date, paid in semi-monthly installments plus a year-end discretionary bonus that we anticipate will be payable 45% in cash and 55% in the form of an equity-based award (such as restricted stock units and/or stock options or other equity-based awards in effect at the time, at the discretion of the Compensation, Management Development and Succession Committee (the “Committee”)) under the Firm’s Equity Incentive Compensation Plan. From time to time, we review the terms of the equity-based compensation and the percentage component that it constitutes of Total Reward with the Committee. Your actual award in any year will be consistent with the terms and conditions of other Management Committee members at the time of the award and will be subject to certain restrictions and cancellation provisions (for example, your equity award, even if vested, is subject to cancellation if you engage in certain prohibited conduct). Your 2005 year-end bonus will be determined as if you had been employed by the Firm for the full fiscal year so long as you have not resigned (other than for Good Reason, as such term is defined in Annex A) or been terminated for Cause (as such term is defined in Annex A), in each case on or prior to November 30, 2005, and the cash portion of such bonus will be payable after the close of the 2005 fiscal year, on or before January 31, 2006. All payments are subject to applicable withholdings and deductions.

The Firm will also grant you awards intended to offset any awards you forfeit at your previous employer (“Offset Units”), which shall be in the form of Morgan Stanley restricted stock units in the case of forfeited equity awards and shall be paid to you in cash at the starting date in the case of awards that would have been settled in cash. The number of Morgan Stanley restricted stock units you will receive will be determined by dividing the value of any non-cash settled forfeited awards (determined, following such forfeiture, based on the closing price of your previous employer’s American Depositary Shares on the date of this letter) by the closing price of Morgan Stanley common stock on the date of this letter. The Offset Units are intended as an offset of any awards you forfeit at your previous employer and are contingent upon satisfactory confirmation of the forfeiture of such previous awards. Except as specifically provided in this letter, the Offset Units will vest and be paid out as shown in Annex B. Except as specifically provided in this letter, the terms and conditions of these Offset Units will be substantially similar to the terms and conditions in the fiscal 2004 Management Committee annual stock unit awards granted under the Firm’s Equity Incentive Compensation Plan, including the definition and effect of a Full Career Retirement. Your Offset Units will not constitute part of your Total Reward.

All payments relating to your awards are subject to applicable withholding and deductions. If any stock unit award that is granted to you (not including your Offset Units) is scheduled to be paid to you when you are an executive officer of Morgan Stanley and is not deemed to be granted pursuant to performance criteria and therefore not deductible to the Firm, payment or conversion of such stock units will be deferred until six (6) months after your employment terminates; provided, however, that in the event that you die or there is a Change in Ownership of Morgan Stanley (as will be defined in your award certificate), in each case that occurs at any time on or after the deferral from the original conversion date, payment will be made as soon as administratively practicable after such event.

The foregoing awards and their terms will be subject to approval by the Committee and, except as specifically provided in this letter, will be subject to the same cancellation provisions, sales restrictions and other terms as are in effect at the time for similar equity-based awards (for example, your equity awards (other than Offset Units), even if vested but not converted in the case of stock units, are subject to cancellation if you engage in certain prohibited conduct) and the terms and conditions of the award certificate and the equity compensation plan under which the awards are issued. The Management Committee Equity Ownership Commitment will apply to any Morgan Stanley common stock you own and any equity-based award that may be granted to you.

In the event that you resign other than for Good Reason or are terminated for Cause prior to the end of the applicable fiscal year, you will receive solely your unpaid base salary as of the date of termination. If you are terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your death or Disability (as such term is defined in Annex A), in each case on or prior to November 30, 2005, the Offset Units will vest and be paid out upon such termination or, if they have not been granted, you will receive a cash payment equal to the value of any awards you forfeit at your previous employer. If you are terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your death or Disability, in each case after November 30, 2005 but on or before November 30, 2006, you will receive a severance payment that is no less than your Total Reward for 2005 (on an annualized basis), payable to you in cash within 30 days of such termination, and the Offset Units will vest and be paid out upon such termination or, if they have not been granted, the severance payment will be increased by the value of any awards you forfeit at your previous employer. If you are terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your death or Disability, in each case after November 30, 2006, the Offset Units will vest and be paid out upon such termination or, if they have not been granted, you will receive a cash payment equal to the value of any awards you forfeit at your previous employer.

All payments are subject to your execution and non-revocation of a release in a form reasonably acceptable to the Firm and to you. Except as specifically provided in this letter, your entitlements upon death or Disability shall be governed by the applicable Morgan Stanley benefits programs. Historically, all stock units and stock options issued under the Equity Incentive Compensation Plan have vested immediately on an employee’s termination of employment due to death or Disability.

You will be accorded Full Career Retirement status for purposes of all equity-based awards granted to you during your employment at Morgan Stanley and for any other purpose for which Full Career Retirement status is provided generally to other members of the Management Committee. Full Career Retirement status provides that so long as you do not engage in any conduct that constitutes a cancellation event under the relevant equity-based award, such equity-based award will vest and be paid out upon your termination of employment. Transfer restrictions will lift on schedule (e.g., restricted stock units will convert to shares of Morgan Stanley common stock on their scheduled conversion date). Your awards will remain subject to all terms and conditions approved by the Committee for such awards, including without limitation, the cancellation of the award for certain prohibited conduct.

Notwithstanding any provision of this agreement to the contrary, if at the time of your termination you are a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you shall not be entitled to any payments upon a termination of your employment until the earlier of (i) the date which is six (6) months after your termination of employment for any reason other than death or, in the case of any severance to which you are entitled under this letter or Offset Units, disability (as such term is used in Section 409A(a)(2)(C) of the Code) or (ii) the date of your death, or in the case of any severance to which you are entitled under this letter or Offset Units, disability (as such term is used in Section 409A(a)(2)(C) of the Code). The provisions of this paragraph shall only apply if required to comply with Section 409A of the Code. In addition, if any provision of this agreement contravenes Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Firm may reform this agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

In the event it shall be determined that any payment or distribution you receive from Morgan Stanley (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect to such excise tax (together, the “Excise Tax”), you shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount on an after-tax basis of the Gross-Up Payment equal to the Excise Tax imposed upon all such Payments.

You will be eligible to participate in certain of the Firm’s voluntary non-qualified deferred compensation plans offered in fiscal year 2005. You will be permitted thirty (30) days from your start date to elect to defer on a pre-tax basis a portion of your 2005 compensation. The Executive Compensation department will contact you regarding these plans.

You will also be eligible for six weeks of vacation for each calendar year, pro-rated from your start date.

You will be eligible for the Firm’s benefits programs in accordance with the terms and conditions of those programs. For details on all benefits plans, please read the Summary Plan Descriptions included in your orientation package. In addition, you will be entitled to participate in all perquisite and other plans, programs or arrangements on a basis no less favorable than provided to other members of the Management Committee (other than the Chief Executive Officer of Morgan Stanley).

You are eligible for immediate participation in the Firm’s Health and Welfare benefits program, under which you may elect an individualized package of medical, dental, disability, life and accidental death and dismemberment insurance coverage, for which the Firm pays a substantial portion of the cost.

Approximately two to three weeks from the date of your acceptance of this letter, you will receive a personalized Health and Welfare Benefits Enrollment package, which includes your benefit costs and options. You will have 31 days from the date printed on the personalized Enrollment Worksheet to contact the Benefit Center to enroll. Otherwise, you will receive the coverages listed in the ‘If You Do Not Make Elections’ section of the Worksheet. Alternatively, if you prefer, within approximately one week after we send the Benefits Enrollment package, we will arrange a meeting to complete your benefits selections, or you may access the Benefit Center’s Web site at [website address redacted] to review your options and enroll in coverage by using your Social Security number and Personal Identification Number (PIN). Your initial PIN is [redacted]. Any elected health and welfare coverage will be effective as of your start date.

Upon your start date, you will be eligible to participate in the Morgan Stanley 401(k) Plan (“40l(k) Plan”) and you will be eligible for the Firm’s 401(k) Match. Generally, you must remain employed through December 31 to receive a Match for that year. With respect to your own contributions to the 401(k) Plan, enrollment is ongoing. You may elect to contribute to this Plan from your base salary, bonus and commissions, as applicable, at any time.

On the first of the month following completion of one year of service, you may elect to participate in the Firm’s Employee Stock Purchase Plan (ESPP) which allows eligible participants to purchase Morgan Stanley common stock at a discount with after-tax payroll deductions.

Also on the first of the month after you complete one year of service, you will be eligible to participate in the Firm’s Pension Plan. Enrollment is automatic. You will be vested in your 401(k) Match and any Profit Sharing after three years of service, and you will be vested under the Pension Plan after five years of service.

We remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking and a drug screening test. The Health Center is open Monday through Friday from 9:00 am until 2:00 pm. Please come in no earlier than 48 hours from your start date for your drug screening. You do not need to make an appointment. You are also required to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the attached Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need). This is a requirement of the Immigration Reform and Control Act of 1986. If you are not legally able to work for the Firm in the United States in the position offered you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock option or restricted stock awards described herein. Further, this offer is contingent on your obtaining and retaining all licenses and registrations from the NASD, exchanges, state securities commissions and other regulatory bodies as Morgan Stanley shall determine necessary for your position. Also in the enclosed packet, please find personnel forms that need to be completed and brought with you on your start date.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information (“Confidential Information”) of another individual or company. Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employer(s)’ business.

In the event of your termination of employment, you will not be required to seek other employment or take any other action by way of mitigation of amounts payable to you under any provision of this letter or otherwise, and such amounts shall not be reduced whether or not you obtain other employment.

Except as expressly set forth herein, nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will”, which means that either you or the Firm may terminate your employment for any reason, at any time, subject to the terms of this letter. Morgan Stanley reserves the right, subject to the terms of this letter, to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time. This offer constitutes the entire understanding and contains a complete statement of all agreements between you and Morgan Stanley and supersedes all prior or contemporaneous verbal or written agreements, understandings or communications. If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control. This letter is governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflicts of laws. This letter may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

With the formalities covered, we are looking forward to your joining Morgan Stanley. If you have questions regarding the above, please feel free to call [name and telephone number redacted]

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to [name redacted] at 1585 Broadway, New York, New York 10036. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties.

Please retain the additional copy of this offer letter for your reference.

Very truly yours,

John J. Mack
Chairman of the Board and Chief Executive Officer

Offer Accepted and Agreed To:

Signed:
Date:	July 18, 2005

Annex A

“Cause” means:

•

any act or omission which constitutes a material breach of your material obligations to the Firm or of the provisions of this letter, in either case of which you have been made aware in writing, or your continued failure or refusal to perform substantially any material duties reasonably required of you, other than any such breach, failure or refusal resulting from incapacity due to physical or mental illness, which breach (if susceptible to cure), failure or refusal is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within ten (10) business days after written notification thereof to you by the Firm;

•	your willful commission of any illegal, dishonest or fraudulent act which is materially and demonstrably injurious to the interest or business reputation of the Firm;

•	your conviction of a felony or your guilty or nolo contedere plea by you with respect thereto; and

•

your material violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.

For purposes of this provision, no act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of Morgan Stanley or was done or omitted to be done with reckless disregard of the consequences. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of Morgan Stanley (the “Board”) or the Management Committee or upon instructions of the Chairman and Chief Executive Officer of Morgan Stanley or based upon advice of counsel for Morgan Stanley shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Morgan Stanley.

“Good Reason” means a voluntary termination by you following: (i) removal from the Management Committee or from the position of Chief Legal Officer or a change in your reporting relationship such that you are no longer reporting to the Chief Executive Officer of Morgan Stanley; (ii) a material diminution of your duties and responsibilities as the Chief Legal Officer that is not agreed to by the parties or the assignment to you of duties materially inconsistent with your position (including status, offices, titles and reporting requirements), duties or responsibilities as contemplated herein, or any other material action by Morgan Stanley which is materially inconsistent or materially reduces such position, duties or responsibilities; (iii) any material breach by Morgan Stanley of its material obligations to provide payments or benefits as required in this agreement or the failure of the Committee to approve the Offset Units; (iv) Morgan Stanley’s requiring your principal office to be based at any office or location other than such office or location designated as Morgan Stanley’s principal executive offices (i.e., where the principal office of the Chief Executive Officer of Morgan Stanley is located); (v) any purported termination by Morgan Stanley of your employment otherwise than as expressly permitted by this letter, or (vi) a failure by Morgan Stanley to require any successor (whether direct or indirect, by purchase, merger, consolidation, spin-off or otherwise) to all or substantially all of the business and/or assets of Morgan Stanley to assume expressly and agree to perform the terms herein as if no such succession had taken place.

It is further provided that you shall not be entitled to terminate your employment for Good Reason unless you have given the Chief Executive Officer written notification of your intention to terminate your employment for Good Reason describing the factual basis for such “Good Reason” and the event giving rise to “Good Reason” is not cured by the Firm within thirty (30) business days after the receipt of such notice by the Chief Executive Officer.

“Disability” means your becoming disabled such that you are prevented from performing your usual duties and services hereunder for a period of one hundred and twenty (120) consecutive days or for shorter periods aggregating one hundred and twenty (120) days in any twelve (12) month period.

Annex B

The Offset Units in the form of Morgan Stanley restricted stock units shall vest and be paid out as follows:

35% on January 20, 2006

35% on January 20, 2007

15% on January 20, 2008

15% on January 20, 2009

February 8, 2008

Dear Gary,

This letter confirms the understanding between you and Morgan Stanley (the “Company”) regarding the treatment of the Offset Units granted to you in connection with your commencement of employment with the Company. In the event your employment with the Company is terminated other than for Cause, you resign for Good Reason or you terminate your employment as a result of your Disability (each as defined in your offer letter from the Company dated July 18, 2005 (the “Offer Letter”)), in each case, after the date hereof, the Offset Units will vest on such termination and be paid out on their scheduled conversion dates, provided that, following such termination, the Offset Units will not be subject to cancellation.

All other terms of your Offer Letter and Offset Units shall remain in full force and effect.

We ask that you confirm your understanding of the foregoing by signing and dating this letter in the area designated below and returning this letter to me.

/s/ Karen C. Jamesley
By:	Karen C. Jamesley
Title:	Global Head of Human Resources

Confirmed and Agreed to:

/s/ Gary G. Lynch
By:	Gary G. Lynch
Title:	Chief Legal Officer